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                                                                     EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT

                                       OF

                           ARTICLES OF INCORPORATION




                 MICHAEL P. GRELLA and STUART M. WARREN certify that:

                 1. They are the President and Secretary respectively of INTERNATIONAL AIRCRAFT INVESTORS.

                 2. Article IV of the Articles of Incorporation of this corporation is amended to read as follows:

                          This corporation is authorized to issue two classes of shares designated, respectively, "Common Stock" and "Preferred Shares," and referred to herein either as Common Stock or Common Shares and Preferred Stock or Preferred Shares, respectively. The number of shares of Common Stock is 20,000,000, $0.01 par value; and the number of shares of Preferred Stock is 15,000,000, $0.01 par value.

                          The Preferred Shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Shares and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares, and within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.
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                 3.       The foregoing Amendment of Articles of Incorporation
has been duly approved by the Board of Directors.

                 4. The foregoing Amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with
Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 4,856,000. The number of shares voting in favor of the Amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

                 We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Dated:  April 1, 1992



                                                 /s/  MICHAEL P. GRELLA
                                                 -----------------------------
                                                 MICHAEL P. GRELLA, President



                                                 /s/  STUART M. WARREN
                                                 -----------------------------
                                                 STUART M. WARREN, Secretary





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